PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this 20th day of January, 2009, by and between Suspect Detection Systems (S.D.S) Ltd. (Company number 51-353475-0) of Shoham, Israel (the “Company”), and Shabtai Shoval (I.D. No. 057076986) of Habsor St. 121, Shoham, Israel (the “Executive”, each of the Company and Executive shall be referred to hereinafter as a “Party” and collectively the “Parties”);

WHEREAS, the Parties have entered into an Employment Agreement, dated September 20, 2006, (the “Previous Employment Agreement”); and

WHEREAS, the Parties wish to replace the Previous Employment Agreement in its entirety with this Agreement and the Previous Employment Agreement shall be so replaced upon execution by both Parties of this Agreement; and

WHEREAS, the Company wishes to continually employ the Executive, and the Executive wishes to continually be employed by the Company pursuant to this Agreement, from the Commencement Date (as such term is defined hereunder); and

WHEREAS, the Parties desire to set forth the terms and conditions of the Executive's employment by the Company, as set forth below; and

WHEREAS, it is acknowledged that the Company’s parent company, PCMT Corporation (“PCMT”), has agreed to guarantee the performance of all of the Company's obligations under this Agreement but that such shall not relieve the Company in any way of performing its obligations hereunder.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties hereby agree as follows:

General

1.           Position. The Executive shall serve in the position described in Exhibit A attached hereto and the Executive's duties and responsibilities shall include but not be limited to those duties and responsibilities customarily performed by a person in a position set forth in Exhibit A. In such position, the Executive shall report regularly and shall be subject to the direction and control of the Company's Board of Directors (the “Board”). The Executive shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests. The Executive agrees and undertakes to inform the Company of any matter that may constitute a conflict of interest between the Executive and the Company, immediately after becoming aware thereof. The Executive shall comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be adopted by the Board from time to time and shall keep and maintain the terms and conditions of this Agreement in strict confidence.

2.           Extent of Employment and Additional Activities of Executive. The Executive shall devote the necessary amount of time and attention to the business of the Company required to perform his duties diligently, conscientiously and in furtherance of the Company's best interests.

Notwithstanding any of the provisions of this Agreement, the Parties hereto acknowledge that the Executive has additional professional activities, including, but not limited to, book publishing, TV productions, advance explosive radioactive detection technologies, interests and board memberships in other companies and may undertake new initiatives (the “Additional Activities”). The Executive is entitled to pursue such Additional Activities provided that these Additional Activities do not give rise to a conflict of interest with the Company's business and that the Executive devotes the necessary amount of time and attention to the business of the Company to perform his duties diligently, conscientiously and in furtherance of the Company's best interests. Furthermore, with respect to any Inventions (as defined in Exhibit B hereto) resulting from the Executive's Additional Activities, if ever any doubt shall arise as to the Executive’s rights or title in any of such Inventions (as defined in Exhibit B hereto) and it shall be asserted that the Company (or any of its affiliates, other than the Employee), allegedly, is the owner of any such rights or title, then the Company hereby irrevocably transfers and assigns in whole to the Executive without any further royalty or payment any and all rights, title and interest in any and all such Inventions.

3.           Location. The Executive shall perform his duties hereunder at the Company's facilities in Shoham, Israel. Furthermore, the Executive understands that his position may involve significant domestic and international travel and agrees to travel abroad from time to time if and as may be required pursuant to the Executive's position.

4.           Executive's Representations and Warranties. The Executive represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity.

Term of Employment

5.           Term. The Executive's employment by the Company pursuant to this Agreement shall commence on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6.           Termination at Will. Either Party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason or conduct any prior hearing, by giving the other Party a prior written notice as set forth in Exhibit A (the "Notice Period").
For the avoidance of doubt and without derogating from Section 8 (a) hereof, during the Notice Period, the employer-employee relationship between the Company and the Executive shall continue to apply and as such the Company shall continue to provide the Executive with his full compensation package (including use of a car, mobile phone etc.).

Notwithstanding the length of the Notice Period provided under Exhibit A, it is hereby agreed that, if, pursuant to a decision of the Board, the Company has reached the "zone of insolvency", then the Executive shall be entitled to a Notice Period pursuant to the terms of applicable law, but no less than thirty (30) days.

(a) The Company and Executive agree and acknowledge that the Company’s Severance Contribution to the Insurance Scheme in accordance with Section 11 below, shall, provided contribution is made in full, be instead of severance payment to which the Executive (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5713 – 1953 (the “Severance Law”). The Parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by the Company into the Insurance Scheme, except: (i) in the event that Executive withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Executive’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order including the General Approval of the Minister of Labor and Welfare, as set forth in this Section 6, in the event contributions to the Insurance Scheme in accordance with Section 11 below have not been made in full or in connection with remuneration other than the Exempt Salary, to the extent such remuneration exists.

(b) Notwithstanding the foregoing, (i) in the event that the Company terminates this Agreement, other than for Cause pursuant to Section 7 below, prior to the completion of a three (3) year period following the Commencement Date (the “Secured Period”), in addition to any amounts the Executive shall be entitled to according to the Company's Severance Contribution to the Insurance Scheme or the Severance Law and compensation during the Notice Period, upon the end of the Notice Period, the Company shall pay the Executive a lump cash sum equal to the Package Value (as defined below) multiplied by the number of months for which the Salary would have been paid to the Executive during the period commencing from the end of the Notice Period through the end of the Secured Period but for such termination (the “Secured Period Parachute Payment”), and (ii) in the event that the Executive terminates this Agreement at any time after 1 (one) year following the Commencement Date or the Company terminates this Agreement, other than for Cause pursuant to Section 7 below, following the end of the Secured Period, upon the end of the Notice Period, the Company shall pay the Executive, in addition to any amounts the Executive shall be entitled to according to the Company’s Severance Contribution to the Insurance Scheme or the Severance Law and compensation during the Notice Period, a lump cash sum equal to the Package Value multiplied by six (6) but for such termination (the “Post Parachute Payment”). “Package Value” means the aggregate gross sum of Salary, the Company’s portion on account of the Insurance Scheme, the Company’s Education Fund Contribution (as defined below) and the Company’s gross costs (including in respect of any gross-up pursuant to Section 16) in respect of the Car (as defined below) and the mobile phone provided to the Executive pursuant to Section 17, for the last month of the Notice Period (however, the gross costs in respect of the Car and the mobile phone for these purposes shall be deemed to be the average monthly gross costs therefor during the six (6) month period prior to the end of the Notice Period).

In the event that the effective tax rate (including income tax, deductions on account of national insurance, health tax) on the Secured Period Parachute Payment or the Post Period Parachute Payment is higher than the effective tax rate (including income tax, deductions on account of national insurance, health tax) on the Executive’s Salary and other benefits under this Agreement for the last month of the Notice Period, the Company shall gross-up the Secured Period Parachute Payment or the Post Period Parachute Payment, as the case may be, so that after making all required deductions on account of said taxes (including deductions applicable to additional sums payable under this sentence) the Executive receives an amount equal to the sums he would have received on account of the Secured Period Parachute Payment or the Post Period Parachute Payment, as the case may be, had the effective tax rate thereon been no higher than the effective tax rate that would have been applicable to the Executive’s Salary and other benefits under this Agreement for the last month of the Notice Period.

7.           Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) conviction of any felony by the Executive involving moral turpitude affecting the Company or its affiliates or any crime involving fraud; (b) action taken by the Executive intentionally to materially harm the Company or its affiliates; (c) embezzlement of funds of the Company or its affiliates by the Executive; (d) falsification of the Company's or its affiliates’ records or reports by the Executive; (e) any material breach of the Executive's fiduciary duties or duties of care to the Company (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by Executive within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (f) any material breach by the Executive of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B; (g) any material breach by the Executive of this Agreement which has not been cured by Executive within fifteen (15) days after its receipt of notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; and (h) any other act or omission by the Executive that constitutes "cause" under the laws of the State of Israel or which constitute circumstances that would not entitle Executive to severance payments under the Severance Law.  In the event of termination for Cause, the Executive’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Law.

8.           Notice Period; End of Relations.

(a) In any event of termination of employment by prior notice of either Party, during the Notice Period, the Executive shall be obligated to continue to discharge and perform all of Executive’s duties and obligations with the Company and to take all steps, to ensure the orderly transition to any persons designated by Company of all matters handled by the Executive during the course of the Executive's employment with the Company. Notwithstanding the aforementioned, by notifying the Executive concurrently with or at any time after a termination notice is delivered by either Party hereto, the Company shall be entitled to waive any and/or all of the Executive's services with the Company during the Notice Period or any part thereof, provided that the Company shall continue to pay the Executive his full compensation package (including use of a car, mobile phone etc.) as if the Executive continued to be employed during the Notice Period. Nothing in this Section 8(a) shall derogate from the other terms and conditions of this Agreement, including Section 6(b) above.

(b) In the event of any termination of his employment, whether or not for Cause, the Executive will promptly deliver to the Company, by the earlier of the end of the Notice Period or the termination of the employer-employee relationship, or upon the Company's written request, which ever comes first, or in the event the Company has waived the Executive's services during the Notice Period pursuant to Section 8(a) above, then upon the furnishing of a notice to the Executive to that effect, (i) all documents, data, records and other information pertaining to his employment or any Proprietary Information (as defined in Exhibit B) or Company Inventions (as defined in Exhibit B), and (ii) any other equipment belonging to the Company in the Executive’s possession, and the Executive will not take with him any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to his employment or any Proprietary Information or Company Inventions. For the sake of insuring compliance with this Section 8(b), the Executive agrees and acknowledges that the Company shall have the right and authority to inspect all computers, electronic devices, discs, memory sticks and the like provided by the Company to the Executive or located on the Company’s premises and to permanently delete any Company Information if any such Company information is found thereon and the Executive hereby undertakes to cooperate and insure such right by providing the Company with access thereto upon request.

Covenants

9.           Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Executive will execute the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto.

Exhibit B shall survive the expiration or other termination of this Agreement.

Special Agreement; Salary and Additional Compensation; Insurance

10.           (a) Special Agreement. It is agreed between the Parties that this Agreement is a personal agreement, and that the position the Executive is to hold with the Company is a senior position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended. The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Executive, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of the Executive. In light of this relationship of trust, the provisions of the Working Hours and Rest Law, or any other law which may apply, will not apply to the performance by the Executive of his duties hereunder. Thus, the Executive may be required, from time to time and according to the workload demanded of him, to work beyond regular working hours and the Executive shall not be entitled to any further compensation other than as specified in this Agreement and the appendices hereto.

(b) Salary. The Company shall pay to the Executive as compensation for the employment services an aggregate monthly gross salary base salary in the amount set forth in Exhibit A (the "Salary"). In addition, the Company shall pay the Executive for any and all daily travel costs to which he may be entitled under any applicable law. The Salary shall be paid not later than the 9th day of each month with respect to the preceding month, in accordance with the Company's payroll practices. The Company shall deduct from the Salary all national insurance fees, health insurance fees, income tax and any other amounts required by law, and shall provide the Executive, following the receipt of the Executive's written request, with requisite documentation regarding such deductions.

(c) In addition to Section 10(a) above, the Executive acknowledges that the nature of his employment is such that the Company cannot monitor his work hours. Therefore, the laws and regulations of the Working and Rest Law 5711 – 1951 shall not apply to this Agreement and to the Executive’s relationship with the Company. The Executive acknowledges and agrees that the Salary and benefits provided for in this Agreement include a proper and just reward for the requirements of the Executive’s position and status and his obligation to work at irregular hours of the day and on rest days and holidays. Accordingly, the Executive acknowledges that he shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits set out in this Agreement.

(d) Unless otherwise specifically set forth herein, the Salary shall serve as the basis for deductions and contributions to the Insurance Scheme and to the Education Fund (as defined below) and for the calculation of all social benefits to which Executive is entitled hereunder.

11. Insurance and Social Benefits. (a) The Company will insure the Executive under a "Manager's Insurance Scheme" (the "Insurance Scheme") and the Company will contribute each month for the preceding month, (i) an amount equal to 5% (five percent) of the Salary towards a fund for life insurance and pension; (ii) an amount of up to 2.5% (two percent and one half of a percent) of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda") provided however that in the event that the Company shall pay less then 2.5% for “Ovdan Kosher Avoda”, the balance (up to 2.5%) shall be paid as a benefit to the Executive; and (iii) an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly, at the beginning of each month, the Company shall deduct from the Salary an amount equal to 5% of the Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of the Insurance Scheme.

(b)           Additionally, the Company together with the Executive will maintain an advanced study fund (“Education Fund”) (Keren Hishtalmut) for the Executive. At the end of each month during the employment of Executive hereunder, the Company shall contribute to such fund an amount equal to 7.5% (seven percent and one half of a percent) of the Salary (the "Company's Education Fund Contribution") and the Company shall deduct from the Salary an amount equal to 2.5% (two percent and one half of a percent) of the Salary and shall pay the same to the Education Fund. Notwithstanding the provisions of this Section 11(b) to the contrary, in the event that the amounts paid by the Company to the Education Fund exceed the maximum amount recognized for purpose of exemption from tax by the Israeli tax authorities (the “Maximum Amount”), the Executive may, in lieu of deposit of such surplus amounts into the Education Fund, choose to have the Company pay to the Executive any amounts exceeding the Maximum Amount, subject to applicable taxes.

 Additional Benefits

12.           Expenses. The Company will reimburse the Executive for business expenses reasonably incurred by him in connection with the performance of his duties hereunder, against valid invoices therefor furnished by the Executive to the Company, all in accordance with the Company's policy as in effect from time to time.

13.           Vacation. The Executive shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company. A "working day" shall mean Sunday to Thursday inclusive. The Executive may carry forward the unused portion of such vacation, subject only to limitations as provided by law.

14.           Sick Leave; Convalescence Pay. The Executive shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated up to the limit set pursuant to applicable law), and also to Convalescence Pay ("Dmei Havra'a") pursuant to applicable law.

15.           Liability Insurance and Indemnity. Through the seventh anniversary of the termination of this Agreement and for so long as any claim asserted prior to such date has not been fully adjudicated by a court of competent jurisdiction, the Company shall at all times maintain for the Executive liability insurance coverage in respect of liabilities for actions and omissions in connection with the discharge of his office as an officer (as such term is defined in the Companies Law – 1999) of the Company with such coverage being sufficient against such risks, casualties and contingencies and of such types and amounts as are reasonable and customary for the size and scope of the Company’s business. Additionally, the Executive shall be entitled to the benefit of any indemnity conferred by the Company's Articles of Association and permitted by applicable law.

16.           Company Automobile. During the term of this Agreement the Company will provide the Executive with an automobile of make and model pursuant to Company's automobile policy, but of a class not lower than a class 4, as adopted from time to time by the Company (the "Car"). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by the Executive during the period of his employment with the Company. The Car will be returned to the Company by the Executive immediately after termination of the Executive's employment by the Company. The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, fuel, regular maintenance and repairs and the Company shall fully gross-up the Executive’s Salary so that after making all required deductions on account of taxes in respect of the Car for which the Executive would be liable (including deductions applicable to additional sums payable under this sentence) the Executive will not bear any taxes on account of the Car. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind and insurance self participation payment. Any expenses, payments or other benefits that are made in connection with the Car (including any amounts to be grossed up as aforesaid) shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account. It is hereby agreed that the Executive may waive his right to receive the Car in consideration for the receipt of additional salary in the amount determined by the Company. The Executive shall take good care of the Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Car are lawfully and carefully observed. The Executive is aware that in order to provide him with the Car the Company may lease the Car from a leasing company, and the Executive undertakes to strictly comply with the provisions of the leasing agreement.

17.           Mobile Phone. During the term of this Agreement, the Company shall provide the Executive with a mobile phone, for use in connection with Executive's duties hereunder, pursuant to Company's policy, as adopted from time to time by the Company. The Company shall bear all expenses relating to the Executive’s use and maintenance of the phone attributed to the Executive under this Section 17, subject to such Company’s policy.

18.           Reserve Duty.  The Executive shall continue to receive the Salary and such other benefits set forth in this Agreement provided for hereunder during periods of military reserve duty. The Executive hereby assigns and undertakes to pay to the Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

Miscellaneous

20. The following provisions shall apply to this Agreement:

(a)
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflicts-of-law, and the competent courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction over all matters or disputes between the Executive and the Company arising out of or in connection with this Agreement or the Executive's employment with the Company.

(b)
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the Parties (subject to the applicable provisions of applicable law).

(c)
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such Party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either Party of any terms or conditions hereof.

(d)
In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby.

(e)
The preface and annexes, exhibits and schedules to this Agreement constitute an integral and indivisible part hereof. The various paragraph and/or section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation hereof for any purpose and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

(f)
This Agreement, for the removal of doubt, together with all annexes, exhibits and schedules hereto, constitutes the entire understanding and agreement between the Parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

(g)
References to a law or to a specific section thereof shall be construed as a reference to such law, including any regulations promulgated thereunder, or section, as the same may have been, or may from time to time be, amended, succeeded or re-enacted.

(h)
The Parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Executives (Employment Terms) Law, 2002. Nothing in this Agreement shall derogate from the Executive’s rights according to applicable law.

IN WITNESS WHEREOF, the parties have signed this Personal Employment Agreement as of the date first hereinabove set forth.

Company:	Executive:

SUSPECT DETECTION SYSTEMS (SDS)
LTD.	Name: Shabtai Shoval
By: Shabtai Shoval
Title: CEO

/s/ Shabtai Shoval
/s/ Shabtai Shoval	Signature
Signature	Date January 20, 2009
Date January 20, 2009

Exhibit A

1. Name of Executive:	Shabtai Shoval

2. ID No. of Executive:	057076986

3. Address of Executive:	Habsor St. 121 Shoham, Israel 60850

4. Position in the Company:	Chief Executive Officer

5. Under the Direct Direction of:	Board of Directors

6. Commencement Date:	January 20, 2009

7. Notice Period:	365 days

8. Salary:	NIS 63,000

9. Vacation Days Per Year:	22

10. Sick Leave Days Per Year:	Pursuant to applicable law

Exhibit B

Proprietary Information, Assignment of Inventions and Non-Competition Agreement

I, Shabtai Sohoval (the “Employee”) acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to Suspect Detection Systems (SDS) Ltd. I therefore agree, as of the commencement of engagement between me and Suspect Detection Systems (SDS) Ltd., regardless of the date of execution of the Agreement, as a condition of my employment, as follows:

General

1.
Capitalized terms herein shall have the meanings ascribed to them in the Personal Employment Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term "Company" shall include any subsidiaries and affiliates of the Company.

Confidentiality; Proprietary Information

2.
"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.
Proprietary Information shall not include information that (i) was known to Employee prior to Employee's association with the Company, as evidenced by written records; (ii) is or shall become part of the public domain except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience; (iv) reflects information and data generally known in the industries or trades in which the Company operates; or (v) Prior Inventions or Inventions resulting from Additional Activities.

4.
Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.
Employee agrees that all Proprietary Information and ownership rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the Parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

6.
Upon termination of Employee's engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.	Reserved.

Disclosure and Assignment of Inventions

8.
"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which: (i) result from work performed by Employee for the Company and (ii) relate to the field of business of the Company.

9.
Employee hereby confirms that all rights that he may have had at any time in any and all Company's Inventions are, and have been from inception, in the sole ownership of the Company, including during the process of its incorporation. If ever any doubt shall arise as to the Company’s rights or title in any Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then Employee hereby irrevocably transfers and assigns in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Inventions (other than Prior Inventions or Inventions resulting from Additional Activities).  Employee has attached hereto, as Schedule A, a complete list of all Inventions to which he claim ownerships (the “Prior Inventions”) and that he desires to remove from the operation of this Agreement, and acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such Inventions at the time of signing this Agreements. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Agreement. If, in the course of employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent. Employee hereby represents and undertakes that none of his previous employers or any entity with whom he was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

10.
Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

11.
Employee hereby irrevocably transfers and assigns to the Company all patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention wherever existing, and any and all moral rights that Employee may have in or with respect to any Company Invention wherever existing. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby irrevocably waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. For the removal of any doubt, it is hereby clarified that the provisions contained in Section 8 of this Exhibit and this Section 11 will apply also to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the "Patent Law").  However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.  The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights.

12.
Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. The Company shall compensate Employee at a reasonable rate after termination of Employee's engagement with the Company for the time actually spent by Employee at the Company's request on such assistance.

Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

13.
In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 13 and the following Section 14, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.

14.
Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant, during the six months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants

15.
Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the Parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

16.
Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

17.
Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.

Notification of New Employer

18.
In the event that Employee leaves the employ of the Company, Employee hereby consents to the notification to any new employer of Employee of Employee’s rights and obligations under the Agreement and this Exhibit.

Survival.

19.
The provisions of this Exhibit B shall survive the termination of Employee’s employment, termination of the Agreement or any renewal thereof, and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

Shabtai Shoval
[Employee]

SCHEDULE A
TO EMPLOYEE PROPRIETARY INFORMATION, NON-COMPETITION AND
INVENTIONS AGREEMENT

The following is a complete list of all Prior Inventions that have been made or conceived or first reduced to practice by me or jointly with others prior to the term of my Employment Agreement with the Company, that I desire to remove from the operation of the Employee Proprietary Information, Non-Competition and Inventions Agreement:

Any Inventions that are not in the field of automated screening and interrogation systems for detection of hostile acts or intent of individuals and/or systems that use biometric sensors and parasympathetic output to monitor stimulated reaction of individuals to verbal and visual stimuli including Inventions relating to systems using soft decision making algorithms for analyzing and self learning capabilities.

Shabtai Shoval	January 20, 2009
Employee (Signature)	Date